REGAL REXNORD CORPORATION -- 2023 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD FOR DIRECTORS

[Name]
[Address]

Dear _____________________:

You have been granted an award of Restricted Stock Units (an “Award”) under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:            __________, 20____

Number of Restricted
Stock Units:            __________________ Units

Vesting Schedule:    Except as provided below, one hundred percent (100%) of your Restricted Stock Units will vest on the first anniversary of the Grant Date.

If your employment or service with the Company and its Affiliates terminates due to death or Disability before your Award vests, then you will vest on the date of such termination in a proportionate number of Restricted Stock Units, determined by multiplying the total number of Restricted Stock Units granted under this Award by a fraction, the numerator of which is the number of days from the Grant Date through your date of termination, and the denominator of which is 365. The remaining unvested Restricted Stock Units will be forfeited.

For purposes hereof, a “Disability” means a mental or physical condition which the Administrator determines to be a disability. You must provide proof of Disability if requested by the Administrator.

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before your Award vests in any other circumstance not described above, then all of the Restricted Stock Units will be forfeited as of the date of your termination of service.

Issuance of Shares:    As soon as reasonably practicable after your Restricted Stock Units vest, the Company will issue to you a number of Shares equal to the number of Restricted Stock Units that have vested. In all events such settlement of any vested Restricted Stock Units shall occur no later than March 15 of the year following the year of vesting unless you have elected, in accordance with the process and rules set forth by the Company, to have delivery of your Shares deferred pursuant to the Regal Rexnord Supplemental Retirement Plan or another nonqualified deferred compensation plan sponsored by the Company (such plan, the “Nonqualified Plan”). In such case, Shares will be issued to you in accordance with the terms of your deferral election and the terms of the Nonqualified Plan.

Change of Control:    Upon a Change of Control, this Award will be treated as provided in the Plan.

Transferability of
Restricted Stock Units:     Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer your Restricted Stock Units granted under this Award for any reason, other than under your will or as required by the laws of descent and distribution. The Restricted Stock Units also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Transferability of Shares:    By accepting this Award, you agree not to sell any Shares acquired upon settlement of your Restricted Stock Units at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:    You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until Shares are issued therefor upon vesting of the Restricted Stock Units. Accordingly, prior to Shares being issued to you upon vesting of the Restricted Stock Units, you may not exercise any voting rights and you will not be entitled to receive any dividends and other distributions paid with respect to any such Shares underlying the Restricted Stock Units.

If, however, after the Grant Date and prior to the settlement date, both a record date and payment date with respect to a cash dividend (other than a special or extraordinary dividend, including any dividend not paid as a regular quarterly dividend) on the Shares occurs, then on the date that such dividend is paid to Company shareholders you shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you owned a number of Shares equal to the number of outstanding Restricted Stock Units hereunder as of such record date. The dividend equivalents will be deemed to be reinvested in additional Restricted Stock Units (determined by dividing the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) which will be subject to the same terms and conditions, and shall vest and be settled or be forfeited (if applicable) at the same time, as the Restricted Stock Units to which they are attributable.

Tax Withholding:    In general, you (and not the Company or any Affiliate) shall be responsible for your federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of this Award.

    If applicable law requires the Company to remit any taxes in connection with the grant, vesting or settlement of this Award, then you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. Alternatively, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of vested Shares having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that, to the extent required for the Company to avoid an accounting charge, the amount to be withheld may not exceed the total maximum statutory federal, state and local tax withholding rate. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.

Restrictive Covenants:    By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by or in service with the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment or service with the Company or any Affiliate; or (2) after you are no longer employed by or in service with the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect.

Miscellaneous:        As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.

        As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (1) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (2) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).

        In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be modified, reduced, extinguished or canceled amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.

        The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

        This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.

        This Award may be executed in counterparts.

Prospectus Delivery/Access:        By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.

        A paper copy of the prospectus for the Plan is also available to you upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

UNLESS YOU DECLINE THIS AWARD WITHIN 90 DAYS, YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL REXNORD CORPORATION

By: ____________________________
Name:
Title:
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